Exhibit 99.1

River Valley Bancorp
Announces Significant Year over Year Earnings Increase
 For the Year Ended December 31, 2010

For Immediate Release
Tuesday, January 18, 2011

Madison, Indiana – January 18, 2011– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2010.

For the year ended December 31, 2010, the Corporation reported net income of $2,320,000 or $1.30 per basic share. This compared to net income of $1,696,000 as of year ended December 31, 2009, or $1.10 per basic share. In comparing like-year periods, the Corporation experienced approximately a $238,000 decrease in 2010 on expense associated with the provision for loan losses, and saw generous increases in interest margins, partially offset by moderately higher operating costs, slightly lower noninterest income, and significantly higher income taxes. Expense associated with the provision for loan losses was still historically high at $2.6 million, but reflected the general state of the economy and particular weaknesses on aged credits. The return on average assets for fiscal 2010 was 0.59%; the return on average equity was 7.23%. For fiscal 2009 those numbers were 0.44% and 6.48% respectively.

For the fourth quarter ended December 31, 2010, the Corporation reported net income of $594,000 or $0.33 per basic share. This compared to net income of $766,000 for the quarter ended December 31, 2009, or $0.48 per basic share. This decrease was primarily attributed to a $420,000 increase in the provision for loan losses over the like period in 2009. For the period ended December 31, 2010 the Corporation expensed $730,000 for the provision for loan losses. With the exception of the provision for loan losses, the other operating indicators including interest margins and noninterest income all reflected improvement over the previous year quarter, while operating expenses increased only slightly.  For the fourth quarter 2010, the return on average assets was 0.61% while the return on average equity was 7.35%.  Those percentages for the like period in 2009 were 0.76% and 10.51% respectively.

Assets totaled $386.6 million as of December 31, 2010 which compares to $396.2 million as of December 31, 2009. During the year, the Corporation repaid $21.0 million in borrowings to correspond with a decrease in loan demand and increases in consumer deposits. Net loans, including loans held for sale, were $266.5 million as of December 31, 2010, a decrease of $10.1 million from balances reported as of December 31, 2009. Deposits totaled $286.3 million as of December 31, 2010 or a $9.7 million increase from the $276.6 million reported December 31, 2009.

As of December 31, 2010, total delinquency, defined as delinquent 30 days or more, stood at 4.59% of total loans. This percentage as of December 31, 2009 was 3.70%. Net charge-offs, expressed as a ratio of average loans during 2010, was 0.96% and was 0.92% in 2009. Non-performing loans, defined as over 90 days delinquent, as a percentage of total loans was 3.86% as of December 31, 2010 and was 2.60% as of December 31, 2009.  The allowance for loan losses expressed as a percentage of outstanding loans was 1.41% as of December 31, 2010 and was 0.93% on December 31, 2009. The increase in the outstanding balance of the allowance is reflective of the provision for loan losses and its direct association with delinquency numbers.

Stockholder’s equity as of December 31, 2010 was $31.5 million and compares to $30.7 million as of December 31, 2009. Book value of River Valley Bancorp, including preferred shares, was $20.84 as of December 31, 2010, compared to $20.42 at December 31, 2009.

“There are significant numbers of unemployed or underemployed people and those harsh economic realities ultimately manifest themselves into individual hardships. Those burdens are also borne by the financial institutions that undergird those community members. Again, 2010 was yet another year where one of the highest priorities of any financial institution was matching off on potential loan losses. These provisions are driven primarily, if not merely, by the sheer duration of this recession. Peoples’ ability to ‘hold on’ has been impacted by each passing month, and banking entities have been responsive to those economic facts,” stated Matthew P. Forrester, President of River Valley Bancorp. “In spite of these realities, your Corporation continues to do better than most community-based financial institutions. It is bittersweet that we have improving earnings, historically high margins, generous gains in fee income, and record market share, at a time when there is still more uncertainty than clarity. We are gratified by our results, but still humbled by the circumstances that frame so many others’ perspectives.”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $12.50 to $16.00, closing on December 31, 2010 at a 52 week high of $16.00 per share.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	12 Months Ended	12 Months Ended
	12-31-2010	12-31-2010	12-31-2009

Assets		$386,609	$396,162
Net Loans, including loans for sale		266,537	276,766
Allowance for Loan Losses		3,806	2,611
Deposits		286,337	276,586
Stockholders’ Equity		31,468	30,715
Total Interest Income	$4,497	18,634	19,187
Total Non Interest Income	1,104	3,902	4,168
Interest Expense	1,593	7,301	9,322
Non Interest Expense	2,532	9,718	9,304
Provision for Loan Losses	730	2,645	2,883
Taxes	152	552	150
Net Income	594	2,320	1,696
ROAA	0.61%	0.59%	0.44%
ROAE	7.35%	7.23%	6.48%
Basic Earnings per Share	$0.33	$1.30	$1.10
Diluted Earnings per Share	0.33	1.29	1.09

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949